UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 20, 2013

Apollo Commercial Real Estate Finance, Inc.

(Exact name of registrant as specified in its charter)

Maryland	001-34452	27-0467113
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

c/o Apollo Global Management, LLC 9 West 57th Street, 43rd Floor New York, New York	10019
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (212) 515-3200

n/a

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On September 20, 2013, ACREFI Holdings U-1, LLC (the “Seller”), an indirect wholly-owned subsidiary of Apollo Commercial Real Estate Finance, Inc. (the “Company”), entered into a Global Master Repurchase Agreement (the “Agreement”) with UBS AG, London Branch (the “Buyer”). The Agreement provides for a maximum aggregate purchase price of $133,333,333 and has a four-year term plus a one-year extension option, exercisable upon the mutual agreement of the Seller and the Buyer. Subject to the terms and conditions thereof, the Agreement provides for the purchase, sale and repurchase of AAA-rated, US Dollar denominated commercial mortgage-backed securities, satisfying certain conditions set forth in the Agreement. The pricing rate (or implied funding cost) to the Seller under the Agreement is based on a spread over the rate implied by the fixed rate bid under a fixed for floating interest rate swap for the receipt of payments indexed to six-month US Dollar LIBOR, which as of the date of this Agreement is estimated (based on our current anticipated borrowing levels) to amount to approximately 3% per annum. The Agreement contains affirmative and negative covenants and provisions regarding events of default that are normal and customary for similar repurchase facilities. The Company has agreed to provide a limited guarantee of the obligations of the Seller under the Agreement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Apollo Commercial Real Estate Finance, Inc.

By:	/s/ Stuart A. Rothstein
Stuart A. Rothstein
President and Chief Executive Officer

Date: September 26, 2013